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                  SECURITY BENEFIT LIFE INSURANCE COMPANY (SBL)

                                 TOPEKA, KANSAS

                        WAIVER OF MONTHLY DEDUCTION RIDER

             THIS RIDER IS ATTACHED TO AND MADE PART OF YOUR POLICY

ISSUE DATE                                  POLICY NUMBER

FOR INFORMATION RELATING TO THE FEDERAL INCOME TAX ASPECTS OF PURCHASING A POLICY, SEE "FEDERAL INCOME TAX CONSIDERATIONS' IN THE PROSPECTUS.

BENEFIT

Subject to this rider's terms, and upon receipt of proof acceptable to SBL that the Insured has become totally disabled, SBL will waive any Monthly Deduction for the base Policy and the cost of any other benefits added by rider which fall due after total disability has continued for at least 6 consecutive months.

SBL will not waive any charges which fall due more than one year before SBL receives proof of total disability. If total disability begins during the grace period under the Policy, the required payment must be received by SBL before the grace period expires in order to effect a valid claim under this rider.

The Age of the Insured when total disability begins will affect the period during which deductions will be waived.

If total disability begins before the Policy anniversary when the Insured is age 60:

1. all Monthly Deductions will be waived which fall due: (a) beginning 6 months after total disability began; and (b) while total disability continues; and

2. if total disability continues until the Policy anniversary when the Insured is age 65, no further proof of disability is required.

If total disability begins after the Policy anniversary when the insured is age 60, but before the Policy anniversary when the Insured is age 63:

1. all Monthly Deductions will be waived which fall due: (a) beginning 6 months after total disability began; and (b) while total disability continues; and

2. no Monthly Deductions will be waived past the Policy anniversary when the Insured is age 65.

If total disability begins after the Policy anniversary when the Insured is age 63:

1. all Monthly Deductions will be waived which fall due: (a) beginning 6 months after total disability began; and (b) while total disability continues; and

2. no Monthly Deductions will be waived after 24 Monthly Deductions have been waived.

TOTAL DISABILITY

"Total disability" means disability of the Insured which:

1.   is a result of bodily injury or disease, or mental disease;
2.   begins while this rider is in force; and
3.   completely prevents the Insured from working for pay or profit.

During the first 24 months of disability "working" means to engage in the regular occupation, business or profession of the Insured. After 24 months it means to engage in an occupation for which the Insured is or becomes reasonably fitted by education, training, or experience.

"Working for pay or profit" includes attending school or college as a full-time student, if that was the Insured's main occupation when the disability began.

EXCLUSIONS

No Monthly Deductions will be waived if the Insured's total disability results from:

1.   an act or incident of declared or undeclared war;
2. any bodily injury which occurred or disease which was first evident before the Date of Issue of this rider. This clause will be used only if the total disability begins within two years after the Date of Issue of this rider;
3.   an  intended  self-inflicted  injury;
4.   use of an illegal or controlled substance.

NOTICE AND PROOF OF DISABILITY

No Monthly  Deduction  will be waived  unless proof of disability is received by
SBL:

1.   during the life of the Insured; and

2.   while disability continues; or

3.   as soon as reasonably possible.

From time to time after the Insured is disabled, SBL may require proof that total disability has continued. This proof may include a medical exam, at SBL's expense, by a physician SBL selects. After two years of continued total disability, SBL will not require proof of total disability more often than once a year.

INSURANCE CHARGES

The monthly Cost of Insurance Charge for this rider is a percentage of the Monthly Deduction of the Policy. The percentage is based on the Age, sex (unless unisex cost of insurance rates apply), and class of risk of the Insured.

The Waiver of Monthly Deduction Percentages are shown on the Table of Cost of Insurance Rates in the Policy.

EFFECTIVE DATE

This rider is effective on the Policy Date unless otherwise stated. This rider will terminate:

-    on SBL's receipt of the Owner's written request to terminate the rider; or

-    on lapse or termination of the Policy; or

-    on the Policy anniversary after the Insured becomes age 65.

Any claim for disability which occurred before such termination will not be affected.

INCONTESTABILITY

SBL will not contest this rider after it has been in force, during the lifetime of the Insured, for two years from the date of issue. Any period the Insured is disabled is excluded.

GENERAL CONDITIONS

This rider is part of the Policy to which it is attached. All terms of the Policy which do not conflict with this rider's terms apply to this rider.

SBL reserves the right to make any change to the provisions of this Rider to comply with, or give the Owner the benefit of, any federal or state statute, rule or regulation. This includes, but is not limited to, requirements relating to life insurance contracts under the IRS Code or the laws of any state. SBL will provide the Owner with a copy of any such change and will also file such change with the insurance regulatory officials of the state in which the contract is delivered.

                                      SECURITY BENEFIT LIFE INSURANCE COMPANY

                                      ROGER K. VIOLA
                                      Secretary